As filed with the Securities and Exchange Commission on January 13, 2016
Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________
AVISTA CORPORATION
(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Number) 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	91-0462470 (I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
________________

AVISTA CORPORATION LONG-TERM INCENTIVE PLAN (Full Title of Plan) ________________
MARIAN M. DURKIN Senior Vice President, General Counsel and Chief Compliance Officer Avista Corporation 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	J. ANTHONY TERRELL Pillsbury Winthrop Shaw Pittman LLP 1540 Broadway New York, New York 10036 (212) 858-1000

(Name and address, including zip code, and telephone number, including area code, of agents for service)
________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
________________
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock (no par value)	1,635,000 shares	$35.34	$57,780,900.00	$5,818.54

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of securities as may become deliverable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange composite tape on January 8, 2016.

EXPLANATORY NOTE
This registration statement is being filed solely to register 1,635,000 additional shares of common stock, no par value (“Common Stock”), of Avista Corporation, a Washington corporation, that may be delivered pursuant to the Avista Corporation Long-Term Incentive Plan (the “Plan”). The Registrant has previously filed a number of sequential registration statements on Form S-8 covering shares of Common Stock for delivery under the Plan, of which the two most recent are (1) registration statement (File No. 333-126577) filed on July 13, 2005 covering 1,000,000 shares of Common Stock (of which 258,536 remain undelivered as of the date hereof, although all have been awarded and reserved) and (2) registration statement (File No. 333-179042) filed on January 17, 2012 covering 1,000,000 shares of Common Stock (all which remain undelivered as of the date hereof, although 481,496 have been awarded and reserved), such two prior registration statements being called, together, the “Prior Registration Statements”). The total number of shares currently registered for delivery pursuant to the Plan is 2,893,536 shares, which consists of the 1,635,000 additional shares registered by this Registration Statement and the 1,258,536 shares that remain registered and undelivered under the Prior Registration Statement. The documents that, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended, for purposes of this Registration Statement will be used as a combined prospectus under this Registration Statement and the Prior Registration Statements.
Part I
The information required by Part I to be contained in the Section 10(a) prospectus (the “Prospectus”) is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

A.	Documents Incorporated by Reference
Avista Corporation (“Avista”, the “Company” or the “Registrant”) is incorporating by reference into this registration statement:

•	Avista’s most recent Annual Report on Form 10-K filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•
all other documents filed by Avista with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of our most recent Annual Report and prior to the termination of the offering; and

•
Avista’s description of Common Stock contained in Post-Effective Amendment No. 1 on Form 10/A, filed by Avista with the SEC on February 26, 2015, to Avista’s registration statement on Form 10, filed by Avista with the SEC in September 1952, and any amendments to such description made by subsequent amendment of such registration statement on Form 10;

and all of those documents are deemed to be a part of the registration statement from the date of filing such documents; it being understood that documents, or portions of documents, that are “furnished” but not “filed”, in accordance with SEC rules, will not be deemed to be incorporated by reference. The documents incorporated into this registration statement by reference are called the “Incorporated Documents”. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this registration statement (if such Incorporated Document was filed prior to the date of the registration statement) or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this registration statement are Avista’s:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2015;

•	Current Reports on Form 8-K filed on May 13, June 5, July 30, October 21, December 18, 2015, and January 8, 2016; and

•	Description of Common Stock contained in Post-Effective Amendment No. 1 on Form 10/A, filed on February 26, 2015, to Avista’s registration statement on Form 10 filed in September 1952.

B.	Experts
The consolidated financial statements incorporated in the registration statement by reference from Avista’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Avista’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.
With respect to the unaudited interim financial information for the periods ended March 31, 2015 and 2014, June 30, 2015 and 2014 and September 30, 2015 and 2014, which are incorporated in the registration statement by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Avista Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

C.	Legal Matters
The legality of the shares of Common Stock offered under the Plan was passed upon for Avista by Marian M. Durkin, Esq., a Senior Vice President and the General Counsel and Chief Compliance Officer of Avista, and by Pillsbury Winthrop Shaw Pittman LLP, counsel to Avista. In giving its opinion, Pillsbury Winthrop Shaw Pittman LLP relied upon the opinion of Marian M. Durkin, Esq.

Item 4.	Description of Securities.
The Company’s Common Stock, which is registered under Section 12(b) of the Securities Act of 1934, as amended, and is listed on the New York Stock Exchange, is described in Post-Effective Amendment No. 1 on Form 10/A, filed with the SEC on February 26, 2015, to the Company’s Application for the Registration of Securities on a National Securities Exchange on Form 10, filed with said Commission in September 1952, and such description, and any subsequent amendments thereto, are incorporated by reference into this registration statement.

Item 5.	Interests of Named Experts and Counsel.

A.	Interests of Named Experts
Not applicable.

B.	Interests of Named Counsel
Interests in the Registrant of Marian M. Durkin, Esq. are disclosed in the Registrant’s proxy statement filed under Section 14 of the Exchange Act and incorporated herein by reference.

Item 6.	Indemnification of Directors and Officers.
Article Seventh of Avista’s Restated Articles of Incorporation (the “Articles”) provides, in part, as follows:
“The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a Director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a Director in connection with any such proceeding in advance of the final determination thereof upon receipt from such Director of such undertakings for repayment as may be required by applicable law and a written affirmation by such Director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each Director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a Director and shall inure to the benefit of the heirs, executors and administrators of such a person.”
Avista has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.
Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.
Article IX of Avista’s Bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:

“Section 2. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington.”
Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Registrant out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Reference is made to the Exhibit Index on page II-7 hereof.

Item 9.	Undertakings.
The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5)    That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable; and that in the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
POWER OF ATTORNEY
Each director and/or officer of the Registrant whose signature appears below hereby appoints each of Scott L. Morris, Mark T. Thies and each Agent for Service named in this registration statement, severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities indicated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the Registration Statement.
SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 13th day of January, 2016.

AVISTA CORPORATION

By:	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities with respect to the Registrant and on the date indicated.

Signature	Title	Date

/s/ Scott L. Morris	Principal Executive Officer	January 13, 2016
Scott L. Morris Chairman of the Board, President and Chief Executive Officer

/s/ Mark T. Thies	Principal Financial Officer	January 13, 2016
Mark T. Thies Senior Vice President, Chief Financial Officer and Treasurer

/s/ Ryan L. Krasselt	Principal Accounting Officer	January 13, 2016
Ryan L. Krasselt
Vice President, Controller and Principal Accounting Officer

/s/ Erik J. Anderson	Director	January 13, 2016
Erik J. Anderson

/s/ Kristianne Blake	Director	January 13, 2016
Kristianne Blake

/s/ Donald C. Burke	Director	January 13, 2016
Donald C. Burke

/s/ John F. Kelly	Director	January 13, 2016
John F. Kelly

/s/ Rebecca A. Klein	Director	January 13, 2016
Rebecca A. Klein

/s/ Marc F. Racicot	Director	January 13, 2016
Marc F. Racicot

/s/ Heidi B. Stanley	Director	January 13, 2016
Heidi B. Stanley

/s/ R. John Taylor	Director	January 13, 2016
R. John Taylor

/s/ Janet D. Widmann	Director	January 13, 2016
Janet D. Widmann

EXHIBIT INDEX

Exhibit	Description
4(a)	Restated Articles of Incorporation of Avista Corporation as amended June 6, 2012 (filed with Form 10-Q for the quarter ended June 30, 2012 as Exhibit 3.1 and incorporated herein by reference).
4(b)	Bylaws of Avista Corporation, as amended effective November 14, 2014 (filed with Form 8-K filed November 14, 2014 as Exhibit 3.2 and incorporated herein by reference).
4(c)
Avista Corporation Long-Term Incentive Plan, as amended, filed as Appendix B to the Definitive Proxy Statement on Schedule 14A of Avista Corporation on March 27, 2015, which appendix is incorporated herein by reference.

5(a)	Opinion and Consent of Marian M. Durkin, Esq.
5(b)	Opinion and Consent of Pillsbury Winthrop Shaw Pittman LLP.
15	Letter Re: Unaudited Interim Financial Information
23(a)	Consent of Marian M. Durkin, Esq. (contained in Exhibit 5(a)).
23(b)	Consent of Pillsbury Winthrop Shaw Pittman LLP (contained in Exhibit 5(b).
23(c)	Consent of Deloitte & Touche LLP.
24	Power of Attorney (contained on Page II-5).